CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of the Professionally Managed Portfolios and to the use of our reports dated August 24, 2011 on the financial statements and financial highlights of Brown Advisory Cardinal Small Companies Fund and Brown Advisory Small-Cap Fundamental Value Fund, each a series of  Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                       /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 12, 2011